Exhibit 10.4

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into this 6th day of January, 2009, and amends, restates and integrates in its entirety the Employment Agreement entered into on July 21, 2008 (the “Effective Date”), between Anthony S. Marucci (the “Executive”) and CELLDEX THERAPEUTICS, INC. (f/k/a AVANT IMMUNOTHERAPEUTICS, INC.), a Delaware corporation (the “Company”) (collectively, the Executive and the Company shall be referred to as the “Parties”).  In consideration of the mutual promises and agreements contained herein, the Parties agree as follows:

1.                                      PURPOSE.  The Company desires to avail itself of the services of the Executive as Chief Executive Officer, and the Executive desires to provide such services in accordance with the terms of this Agreement.  The Parties agree that the duties and obligations expected of the Executive and of the Company are as set forth in this Agreement.

2.                                      EFFECTIVE DATE AND TERM.  This Agreement shall be effective, and its term (the “Term”) shall commence as of the Effective Date.  The Term shall continue through and until December 31, 2011 (the “Initial Term”), unless terminated sooner as provided by this Agreement or extended by the Parties.  The Term shall be automatically renewed for successive periods of one year each (each, a “Renewal Term”), unless either Party gives to the other written notice of intent not to renew at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term (a “Notice of Non-Renewal”).

3.                                      COMPENSATION.

A.            Salary.  During the Term, the Company shall pay or cause to be paid to the Executive, in installments pursuant to the Company’s payroll practices as in effect from time to time, a base salary of $458,000.00 per annum or such greater amount as may from time to time be determined by the Board of Directors or the Compensation Committee thereof (the “Board”) of the Company (the “Base Salary”).  The Base Salary shall be reviewed annually in accordance with the Company’s compensation and review policies and, in the sole discretion of the Board, may be increased.

B.            Annual Bonus.  With respect to each fiscal year of the Company that ends during the Term, the Executive shall be eligible to receive an annual bonus (the “Discretionary Bonus”) based upon the Executive’s overall performance of the Services on behalf of the Company during such fiscal year, and/or based upon the Company’s attainment of pre-established goals relating to such fiscal year (which if applicable, will be determined by the Board and communicated to the Executive within 30 days following the beginning of the applicable fiscal year).  Commencing with fiscal year 2009, the Board shall determine a target amount for the Discretionary Bonus and communicate that to the Executive prior to February 1 of the bonus year.  The attainment of any applicable performance goals and the amount to be paid in respect of the Discretionary Bonus shall be determined by the Board in good faith and in accordance with such written goals and policies as may be agreed upon from time to time by the

Board and the Executive.  The Discretionary Bonus, if any, shall be payable as a lump-sum payment within sixty (60) days immediately following the last day of the applicable fiscal year.

C.            Expenses.  The Company shall reimburse the Executive for any travel, hotel, entertainment and other expenses reasonably incurred by the Executive in furtherance of the Executive’s duties under this Agreement subject to and in accordance with the Company’s applicable travel and expense reimbursement policies.

D.            Employee Benefits.  The Executive shall be entitled to participate in any and all employee benefit plans in effect from time to time that are provided generally to employees of the Company, and in any executive perquisite programs in effect from time to time that provide benefits to other executives of the Company of comparable stature and with comparable duties and responsibilities.  During the Term, the Company shall acquire and pay for, or reimburse the Executive for, hospitalization, dental, major medical, or other health insurance for the benefit of the Executive and his dependents at least equal to that generally provided other executive employees under the Company’s group health insurance plan(s).  The Executive shall, during the Term, be entitled to paid time off in accordance with applicable Company policies in effect from time to time, in addition to public holidays observed by the Company.  The Executive shall be entitled to twenty (20) business days of vacation each year.  The Executive shall be entitled to carry any unused vacation days over to the next calendar year.  However, in no event will Executive’s accrued but unused vacation exceed 40 days.

E.             Directors’ and Officers’ Liability Insurance; Life Insurance.  The Company shall indemnify the Executive to the fullest extent permitted under its by-laws.  The Company shall purchase directors’ and officers’ liability coverage for its senior executive officers, and the Executive shall be named as a covered officer under such policy during the term.  The Company shall also provide US$1,000,000 of term life insurance coverage, for the benefit of the Executive’s estate or family.

4.                                      DUTIES OF THE EXECUTIVE.

A.            Duties.  During the Term, the Executive shall hold the title of Chief Executive Officer, shall report directly to the Board and shall perform such duties as the Board may reasonably require and shall use his best efforts to carry into effect the directions of the Board.

B.            Representation.  During the Term, the Executive shall well and faithfully serve the Company and use the Executive’s best efforts to promote the interests of the Company.  The Executive shall at all times give the Company the full benefit of his knowledge, expertise, technical skill and ingenuity in the performance of his duties and exercise of his powers and authority in the capacity or capacities described in Section 4(A) hereof, as the case may be.

C.            Time Devoted by Executive.  The Executive agrees to devote substantially all of the Executive’s time and attention during business hours and such additional time and attention as may reasonably be required to perform his duties hereunder.  It shall not be a violation of this Agreement for the Executive to (a) serve on a maximum of two (2) corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, (c) manage personal investments, or (d) engage in activities permitted by the policies of the Company or as specifically permitted by the Company, so long as such activities do not significantly interfere with the full time performance of the Executive’s responsibilities in accordance with this Agreement.

5.                                      RESTRICTIONS ON THE EXECUTIVE.

A.            Non-Disclosure of Confidential Information.  All information learned or developed by the Executive during the course of the Executive’s employment by the Company or any subsidiary thereof will be deemed “Confidential Information” under the terms of this Agreement.  Examples of Confidential Information include, but are not limited to, business, scientific and technical information owned or controlled by the Company, including the Company’s business plans and strategies; business operations and systems; information concerning employees, customers, partners and/or licensees; patent applications; trade secrets; inventions; ideas; procedures; formulations; processes; formulae; data and all other information of any nature whatsoever which relate to the Company’s business, science, technology and/or products.  In addition, Confidential Information shall include, but not be limited to, all information which the Company may receive from third parties.  The Executive will not disclose to any person at any time or use in any way, except as directed by the Company, either during or after the employment of the Executive by the Company, any Confidential Information.  The foregoing restrictions shall not apply to information which is or becomes part of the public domain though no act or failure to act by the Executive.  In addition to the foregoing, in the process of the Executive’s employment with the Company, or thereafter, under no condition is the Executive to use or disclose to the Company, or incorporate or use in any of his work for the Company, any confidential information imparted to the Executive or with which he may have come into contact while in the employ of his former employer(s).

B.            Inventions.  The term “Invention” means any invention, discovery, improvement, apparatus, implement, process, compound, composition or formula, whether or not patentable, conceived or reduced to practice, in whole or in part, by the Executive (alone, or jointly with others) during any term of his employment by the Company and twelve (12) months thereafter which directly or indirectly relates to the business, science, technology or products of the Company and /or any Confidential Information.  The Executive will keep, on behalf of the Company, complete, accurate, and authentic accounts, notes, data, and records (“Records”) of each and every Invention, which Records will, at all times, be the property of the Company.  The Executive will comply with the directions of the Company with respect to the manner and form of keeping or surrendering Records and will surrender to the Company all Records at the end of the Executive’s term of employment by the Company.

Each Invention will be the sole and exclusive property of the Company. The Executive will, at the request of the Company, make application in due form for United States letters patent and foreign letters patent (each, a “Patent”) on any Invention and execute any necessary documents in connection with the Patents.  The Executive will assign and transfer to the Company all right, title, and interest of the Executive in any Patents or Patent applications.  The Executive agrees to cooperate with any actions necessary to continue, renew or retain the Patents.  The Company will bear the entire expense of applying for and obtaining the Patents.

For one year after the termination of the term of the Executive’s employment by the Company, the Executive will not file any applications for Patents on any Invention other than those filed at the request of and on behalf of the Company.

The Executive, as a condition of his employment, hereby represents that, to the best of his knowledge, there is not as of the date of this Agreement any agreement or obligation outstanding with or to any of his former employers or other party, which would restrict, limit or in any way prohibit all or any portion of his work or employment, nor is there in his possession any confidential information used by any of his former employers or any other party (except as may have been revealed in generally available publications or otherwise made publicly available).

C.                                    Non-Competition; Non-Solicitation.

(1)  Non-Competition.  During the Term, without the consent of the Board, and thereafter as specifically provided in Subsection 6.A.(2) or 6.D.(2), the Executive may not directly or indirectly engage in, or have any interest in, any business (whether as employee, officer, director, agent, security holder, creditor, consultant, or otherwise) that competes with the vaccine and/or antibody business of the Company or any subsidiary thereof (as such business may exist during the Term).

(2)  Non-Solicitation of Employees.  During the Term, and thereafter as specifically provided in Subsection 6.A.(2) or 6.D.(2), the Executive shall not, directly or indirectly induce or solicit any employee or independent contractor of the Company or any subsidiary thereof to terminate his or her employment with the Company for the purpose of  joining another company in which the Executive has an interest (whether as an employee, officer, director, agent, security holder, creditor, consultant, or otherwise).

D.                                    Breach.  The Executive acknowledges that there may be circumstances in which his breach of any covenant set forth in this Section 5 could cause substantial harm to the Company which may not be compensable by monetary damages alone, and which could potentially entitle the Company to injunctive relief.  However, by acknowledging this possibility, the Executive is not agreeing to waive his right to require the Company to meet its evidentiary burdens as required by law in any cause of action brought by the Company seeking such injunctive relief.  The restrictions contained in Subsection 5(c) above shall not prohibit Executive from owning (beneficially or of record) less than 5% of any class of equity or debt security issued by a publicly-held company, regardless of whether that publicly-held company is otherwise a competitor of the Company.

6.                                      TERMINATION.

A.                                    Termination for Cause by the Company.

(1)  This Agreement and the Term may be terminated “for cause” by the Company pursuant to the provisions of this Subsection 6.A.  If the Board determines that “cause” exists for termination of the Executive’s employment, written notice thereof must be given to the Executive describing the state of affairs or facts deemed by the Board to constitute such cause.

Unless the Board determines that the conduct constituting cause is not curable, the Executive shall have thirty (30) days after receipt of such notice to cure the reason constituting cause and if the Executive does so to the reasonable satisfaction of the Board, the Term shall not be terminated for the cause specified in the notice.  During such thirty (30) day period, the Term shall continue and the Executive shall continue to receive his full Base Salary, expenses and benefits pursuant to this Agreement.  If such cause is not cured to the Board’s reasonable satisfaction within such thirty (30) day period, the Executive may then be immediately terminated by a majority vote of the Board.  For purposes of this Agreement, the words “for cause” or “cause” means (i) dishonest statements or acts of the Executive with respect to the Company or any subsidiary or other affiliate of the Company; (ii) the commission by or indictment of the Executive for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (indictment, for these purposes, meaning an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made); or (iii) gross negligence, willful misconduct or insubordination of the Executive with respect to the Company or any subsidiary or other affiliate of the Company.

(2)  In the event the Term is terminated by the Company for cause, the provisions of Subsections 5.C.(1) and 5.C.(2) shall continue to apply for one year after the conclusion of the Term.

(3)  In the event the Term is terminated by the Company for cause, the Executive’s entire right to salary and benefits hereunder (with the exception of Base Salary and Discretionary Bonus earned and accrued prior to termination) shall cease upon such termination.

B.                                    Termination Without Cause by the Company or for Good Reason by the Executive.

(1)  The Company shall have the right to terminate the Term, at any time, without cause upon ninety (90) days’ written notice to the Executive.

(2)  The Executive shall have the right to terminate the Term for good reason on thirty (30) days written notice to the Company.  For purposes of this Agreement, the words “for good reason” or “good reason” shall be limited to the following actions by the Company without the Executive’s consent:  (a) the assignment to the Executive of any duties or responsibilities that results in a material diminution in the Executive’s position or function; provided, however, that a change in the Executive’s title or reporting relationships shall not provide the basis for a termination with good reason unless he no longer reports directly to the Board; (b) a relocation of the Executive’s business office to a location more than fifty (50) miles from the location at which the Executive performs duties as of the Effective Date (which includes both the Company’s offices in Needham, Massachusetts, and Phillipsburg, New Jersey), except for required travel by the Executive on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations as of the Effective Date; or (c) a material breach by the Company of any provision of this Agreement or any other material agreement between the Executive and the Company concerning the terms and conditions of the Executive’s employment.  Such a termination by the Executive for good reason shall not be considered a resignation pursuant to Subsection 6.C.(1).

(3)  In the event the Term is terminated pursuant to Subsection 6.B.(1) or 6.B.(2), or in the event that the Company provides the Executive with a Notice of Non-Renewal that would be effective in connection with the expiration of the Initial Term, and the Executive’s employment with the Company terminates for any reason within 60 days following the expiration of the Initial Term, the Company shall pay the Executive as a severance benefit a lump sum cash severance payment in an amount equal to 200% of the Executive’s then existing annual Base Salary (i.e., twenty four (24) months of Base Salary) and, if and to the extent the Executive timely elects to continue his health insurance employee benefits pursuant to COBRA, then, as determined by the Company, either (i) the cost to the Executive for such COBRA coverage will be no greater than the cost of such coverage applicable to active employees of the Company or (ii) the Executive will pay the applicable COBRA costs and the Company will reimburse the Executive for such costs, subject to applicable tax withholdings (the “Severance Benefits”).  The foregoing lump sum cash payment shall be paid within 10 days following the effectiveness of the Release (as defined below); provided, however, that if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees,” such payment shall be delayed until the first business day of the seventh month following the Executive’s termination of employment and “separation from service” (within the meaning of Section 409A of the Code).  Further, in the event that the Term is terminated pursuant to Subsection 6.B.(1) or 6.B.(2) only, 25% of the Executive’s outstanding, unvested options, restricted stock and/or equity awards shall become fully and immediately vested.  Notwithstanding any provisions of the stock option plan or stock option agreement pursuant to which any stock options subject to the preceding sentence were granted, the Executive shall be entitled to exercise such vested equity awards until one year from the date of termination of employment or the expiration of the stated period of the vested equity award, whichever period is the shorter.

(4)  In the event the Term is terminated or the Executive’s employment with the Company terminates in a manner described in this Section 6.B., the provisions of Subsections 5.C.(1) and 5.C.(2) shall continue to apply for one year after the conclusion of the Term.

(5)  Notwithstanding any provision to the contrary contained herein, the Executive shall not be eligible or entitled to receive the Severance Benefits unless he executes (and does not revoke during any applicable revocation period) and deliver to the Company a separation agreement and release of claims, in such form prepared in good faith by the Company and provided to the Executive to review no later than 10 days following the last day of his employment with the Company, within 60 days following his last day of employment with the Company (the “Release”).

C.                                    Resignation by the Executive.

(1)  The Executive shall have the right to terminate the Term, by way of resignation, upon ninety (90) days’ written notice to the Company.  A termination by the Executive for good reason pursuant to Subsection 6.B.(2) shall not be considered a resignation pursuant to this Subsection 6.C.(1).

(2)  In the event the Term is terminated pursuant to Subsection 6.C.(1), the provisions of Subsections 5.C.(1) and 5.C.(2) shall continue to apply for one year after the conclusion of the Term.

(3)  In the event the Term is terminated pursuant to Subsection 6.C.(1), the Executive’s entire right to salary and benefits hereunder (with the exception of Base Salary and Discretionary Bonus earned and accrued prior to termination) shall cease upon such termination.

D.                                    Termination Upon Change in Control.

(1)  For the purposes of this Agreement, a “Change in Control” shall mean any of the following events that occurs following the Effective Date:

(a)           An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) other than in a “Non-Control Acquisition” (as defined below) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, (the “1934 Act”)) which results in such Person first attaining “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty-one percent (51%) or more of the combined voting power of the Company’s then outstanding Voting Securities.  For purposes of the foregoing, a “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), or (ii) the Company or any Subsidiary.

(b)           The individuals who, as of the date of this Agreement, were members of the Board (the “Incumbent Board”) cease for any reason to constitute at least 66 2/3% of the Board; provided, however, that if the election, or a nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least 66 2/3% of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of the proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c)           The consummation of a transaction approved by the Company’s shareholders and involving:  (1) a merger, consolidation or reorganization in which the Company is a constituent corporation, unless (i) the shareholders of the Company, immediately  before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially  the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization, (ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation, and (iii) no Person other than (w) the Company, (x) any Subsidiary, (y) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or (z) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of fifty-one percent (51%) or more of the then outstanding Voting Securities, has Beneficial Ownership of fifty-one percent (51%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities (a transaction described in clauses (i) and (ii) shall herein be referred to as a “Non-Control Transaction”); (2) a complete liquidation or dissolution of the Company; or (3) an agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

(d)           Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because the level of Beneficial Ownership held by any Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding Voting Securities as a result of a repurchase or other acquisition of Voting Securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall occur.

(2)  In the event of a termination of the Term pursuant to an event described in Section 6.B. above, that occurs within a period of one year immediately following a Change in Control, then this Section 6.D. shall apply instead of Section 6.B., and the Company shall provide the Executive the following benefits:

(a)           Amount:  In addition to all compensation for services rendered by Executive to the Company up to the date of termination, the Company shall pay to Executive, no later than 10 days immediately following the date of such termination, a single lump-sum payment in an amount equal to (i) twenty four (24) times Executive’s highest monthly base compensation paid hereunder during the preceding twenty-four month period, plus (ii) the average of the Discretionary Bonuses received by the Executive during the preceding two full fiscal years prior to the date of termination (i.e., (x) the sum of the Discretionary Bonus earned and paid for each of the preceding two full fiscal years, divided by (y) 2).

(b)           Benefits:  In addition to the payment described above, the Company shall provide the Executive with the Severance Benefits.

(c)           Acceleration of Options:  One hundred (100%) percent of the Executive’s outstanding, unvested options, restricted stock and/or equity awards (“Equity Awards”) shall, immediately prior to the consummation of the Change in Control, become fully and immediately vested to the extent not already so provided under the terms of such Equity Awards; provided, however, that if the acquirer in a Change in Control grants Equity Awards having (in the reasonable opinion of the Board) a value at least equal to the value of Executive’s then-unvested Company Equity Awards, then 50% of the Executive’s outstanding, unvested Company Equity Awards shall become fully and immediately vested immediately prior to the consummation of the Change in Control (and the remaining 50% shall terminate upon the consummation of the Change in Control).  Notwithstanding any provisions of the stock option plan or stock option agreement pursuant to which any stock options subject to the preceding sentence were granted, the Executive shall be entitled to exercise such Equity Awards until three years from the date of termination of employment or the expiration of the stated period of the Equity Award, whichever period is the shorter.

(d)                                  Golden Parachute Payment Provisions:  If any payment or benefit the Executive would receive pursuant to a Change in Control from the Company or otherwise (including, without limitation, the acceleration of any Company Equity Awards) (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of stock options or equity awards; reduction of employee benefits.  In the event that acceleration of vesting of stock option or equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s stock options or equity awards unless the Executive elects in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations and shall make all determinations relating to the reduction of parachute payments described in the foregoing paragraph.  If the accounting firm so engaged by the Company is also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Company or the Executive) or such other time as requested by the Company or the Executive.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Executive.

E.                                      Termination for Disability.

(1)  Should the Executive be absent from work as a result of personal injury, sickness or other disability for any continuous period of time exceeding one hundred eighty (180) days, the Term may be terminated by the Company, upon written notice given to the Executive, because of the Executive’s disability.

(2)  In the event the Term is terminated pursuant to Subsection 6.E.(1), the Company shall have no further obligation to the Executive except to pay to the Executive any Base Salary or Discretionary Bonus accrued but remaining unpaid prior to termination of the Term (and to provide the Executive with the benefits under any disability insurance or disability benefits plan then maintained by the Company for the Executive’s benefit, in accordance with the terms and conditions of such plan).  In addition, notwithstanding any provisions of the stock option plan or stock option agreement pursuant to which any stock options were granted, the Executive shall be entitled to exercise any of Executive’s stock options vested as of the final day of the Term until eighteen months from the final day of the Term or the expiration of the stated period of the option, whichever period is the shorter.

F.                                      Termination Upon Death.  The Term shall terminate upon the death of the Executive and the Company shall have no further obligation to the Executive or his estate except to pay the Executive’s estate any Base Salary or Discretionary Bonus earned and accrued but remaining unpaid prior to his death.  In addition, notwithstanding any provisions of the stock option plan or stock option agreement pursuant to which any stock options were granted, the Executive’s estate shall be entitled to exercise any of Executive’s stock options vested as of the final day of the Term until eighteen months from the final day of the Term or the expiration of the stated period of the option, whichever period is the shorter.

7.                                      MISCELLANEOUS.

A.                                    Notice.  Any notice to be given hereunder shall either be delivered personally and/or sent by first class certified mail and regular mail.  The address for service on the Company shall be its registered office, and the address for service on the Executive shall be his last known place of residence.  A notice shall be deemed to have been served as follows:

(1)  if personally delivered, at the time of delivery; and/or

(2)  if posted, at the expiration of 48 hours (10 days if international) after the envelope containing the same was delivered into the custody of the postal authorities.

B.                                    Taxes.  Any payments made pursuant to this Agreement shall be subject to any tax or similar withholding requirements under applicable federal, state or local employment or income tax laws or similar statutes or other provisions of law then in effect.  This

Agreement is intended to comply with the requirements of Section 409A (“Section 409A”) of the Code and the regulations thereunder.  To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be interpreted in a manner so that no payment due to the Executive shall be deemed subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code.  For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of Section 6 hereof unless the Executive has incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii) promulgated under Section 409A of the Code. Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment made to the Executive pursuant to this Agreement on account of the Executive’s separation from service that would otherwise be due hereunder within six months after such separation from service shall nonetheless be delayed until the first business day of the seventh month following the Executive’s separation from service.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment.  All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.  The Executive further acknowledges that, while this Agreement is intended to comply with Section 409A, any tax liability incurred by the Executive under Section 409A is solely the responsibility of the Executive.

C.            Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successors and assigns, provided that neither Party shall assign any of its rights or privileges hereunder without the prior written consent of the other Party except that the Company may assign its rights hereunder to a successor in ownership of all or substantially all the assets of the Company.

D.            Severability.  Should any part or provision of this Agreement be held unenforceable by a court of competent jurisdiction, the validity of the remaining parts or provisions shall not be affected by such holding, unless such enforceability substantially impairs the benefit of the remaining portions of the Agreement.

E.             Waiver.  No failure or delay on the part of either Party in the exercise of any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or privilege preclude other or further exercise thereof or of any other right of privilege.

F.             Captions.  The captions used in this Agreement are for convenience only and are not to be used in interpreting the obligations of the Parties under this Agreement.

G.            Choice of Law.  The validity, construction and performance of this Agreement and all matters directly or indirectly arising hereunder shall be governed by the laws of the State of Delaware, without regard to choice of laws provisions, and the Company and the Executive irrevocably consent to the exclusive jurisdiction and venue of the federal and state courts located within Delaware, and courts with appellate jurisdiction therefrom, in connection with any matter based upon or arising out of this Agreement.

H.            Entire Agreement.  This Agreement embodies the entire understanding of the Parties as it relates to the subject matter contained herein and as such, supersedes any prior agreement or understanding between the Parties relating to the terms of employment of the Executive (but not any option grant agreement issued by the Company to the Executive), including without limitation any agreement between the Executive and any other company acquired by the Company or with respect to which the Company is a successor in interest.  No amendment or modification of this Agreement shall be valid or binding upon the Parties unless in writing executed by the Parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

CELLDEX THERAPEUTICS, INC.

By:	/s/ Charles R. Schaller
Title: Chairman of the Board

/s/ Anthony S. Marucci, Executive
ANTHONY S. MARUCCI, EXECUTIVE